Exhibit 99.4

LETTER TO CLIENTS

SIMON WORLDWIDE, INC.

Up to 23,854,680 Shares of Common Stock To Be Issued Upon the Exercise of Subscription Rights

[—], 2013

To Our Clients:

Enclosed for your consideration are the prospectus dated [—], 2013 (the “Prospectus”) and the Instructions for Use of Simon Worldwide, Inc. Subscription Rights Certificate and Election Form relating to the offering (the “Rights Offering”) by Simon Worldwide, Inc. (the “Company”) of shares of its common stock (“Common Stock”), which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record of Common Stock as of 5:00 p.m., Eastern Time, on August 6, 2013 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of 23,854,680 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Eastern Time, on [—], 2013, unless we elect, in our sole discretion, to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, you will receive one Subscription Right for each whole share of Common Stock you owned on the Record Date. Each whole Subscription Right entitles you to purchase 0.471 shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $0.21 per share. Subscription Rights may only be exercised in whole numbers. The Company will not issue fractional shares or cash in lieu of fractional shares. Instead, fractional shares resulting from the exercise of Subscription Rights will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of Common Stock on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase 47 shares of Common Stock for $0.21 per share pursuant to your Basic Subscription Right.

In addition, if you exercise your Basic Subscription Right in full, you will be eligible to subscribe to purchase additional shares of Common Stock, subject to the conditions and limitations described further in the Prospectus (the “Over-Subscription Privilege”). The Company offers no assurances that any subscription requests that you may submit pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

You will be required to submit payment in full for all of the shares of Common Stock you wish to buy under your Basic Subscription Right and pursuant to the Over-Subscription Privilege. Any fractional shares of Common Stock resulting from the exercise of your Subscription Rights, including under the Basic Subscription Right and the Over-Subscription Privilege, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that you may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to you promptly following the completion or cancellation of the Rights Offering.

The Subscription Rights are evidenced by subscription rights certificates and election forms registered in the names of the record holders of the shares of Common Stock for which the Subscription Rights are being distributed. Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Subscription Rights to any other party.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK WHICH ARE CARRIED BY US IN YOUR ACCOUNT BUT ARE NOT REGISTERED IN YOUR NAME. EXERCISES OF THE SUBSCRIPTION RIGHTS DISTRIBUTED WITH RESPECT TO THESE SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

We are hereby requesting that you instruct us as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the Prospectus. We urge you to read the Prospectus and other enclosed materials carefully and in their entirety before instructing us to exercise your Subscription Rights.

Your instructions to us, together with any required payment, should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised any of your Subscription Rights, such exercise may not be canceled, revoked or otherwise amended (unless revocation is required by law).

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing, and returning to us the enclosed Beneficial Owner Election Form with any required payment.

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned, together with any required payment, such that it will be actually received by us by 5:00 p.m., Eastern Time, on [—], 2013, the last business day prior to the scheduled Expiration Date of the Rights Offering.

GEORGIA RESIDENTS: THE SUBSCRIPTION RIGHTS TO PURCHASE SHARES HAVE BEEN ISSUED, AND THE SHARES ISSUED UPON EXERCISE THEREOF WILL BE ISSUED AND SOLD, IN RELIANCE ON PARAGRAPH (15) OF CODE SECTION 10-5-11 OF THE “GEORGIA UNIFORM SECURITIES ACT OF 2008.” THE SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE AND MAY NOT BE SOLD OR OFFERED FOR SALE. THE SHARES ISSUED UPON EXERCISE THEREOF MAY NOT BE SOLD OR OFFERED FOR SALE IN GEORGIA EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., which is acting as the Company’s information agent in the Rights Offering. You may also contact Georgeson Inc. if you have any questions on the Rights Offering or require any assistance in exercising your Subscription Rights, by telephone, if you are located within the U.S., at (800) 509-0976 or, if you are located outside the U.S., (781) 575-3340 (collect).